Exhibit 10.1

[INSERT NAME]

[INSERT ADDRESS]

Re: Change in Control Agreement

Dear [INSERT FIRST NAME]:

Boston Scientific Corporation (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel.  Further, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a change in control exists, and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the management of the Company, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from any possible change in control of the Company.

In order to induce you to remain in the employ of the Company, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (this “Agreement”) in the event your employment with the Company is terminated subsequent to a Change in Control (as defined herein) under the circumstances described below.

1.                                      Term of the Agreement.  Sections 2, 3, 4, 5 and 6 of this Agreement shall only be applicable if a Change in Control occurs during the period beginning on [INSERT DATE], subject to the completion of execution of this Agreement, (the “Effective Date”) and ending on the earlier of the (i) third anniversary of the Effective Date and (ii) termination of your employment with the Company for any reason prior to a Change in Control (the “Term”).   If a Change in Control does not occur during the Term, this Agreement will automatically terminate at the end of the Term.

2.                                      Termination Following a Change in Control.  If a Change in Control occurs at any time during the Term, you will be entitled to the benefits provided in Section 3 hereof upon the subsequent termination of your employment by the Company without Cause (as defined herein) or by you for Good Reason (as defined herein) during the two-year period following such Change in Control

(the “Covered Period”).  Any purported termination of your employment by the Company or by you shall be communicated by a Notice of Termination to the other party hereto in accordance with Section 8 hereof.  For purposes of this Agreement, (i) references to termination of employment mean a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company, and (ii) a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision or provisions in this Agreement relied upon and shall set forth in general terms the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

3.                                      Compensation Upon Termination.

(a)                                 Severance Benefits.  If your employment by the Company shall be terminated during the Covered Period by the Company without Cause or by you for Good Reason, then you shall be entitled to the following benefits:

(i)                                     Severance Payments.

(1)  Amount of Payment.  The Company shall pay you in cash the full amount of any earned but unpaid base salary through the Date of Termination at the rate in effect at the time of the Notice of Termination, plus a cash payment for all unused vacation time which you may have accrued as of the Date of Termination.  The Company shall also pay you in cash a pro rata portion of the annual bonus for the year in which your employment terminates, calculated on the basis of your target bonus for that year and on the assumption that all performance targets have been or will be achieved.  In addition, the Company shall pay you in a cash lump sum, an amount (the “Severance Payment”) equal to three times the sum of (A) your base salary on the Termination Date (without giving effect to any salary reductions which satisfy the definition of “Good Reason”) and (B) the greater of (x) the most recent bonus paid to you (which shall be deemed to be the sum of (I) the annual cash bonus amount most recently paid to you and (II) the grant date fair value of any equity awards granted to you in lieu of annual bonus compensation within the immediately preceding year) and (y) your target bonus in effect for the year in which the Change in Control occurred (calculated assuming that all performance targets have been or will be achieved).  The Severance Payment shall be in lieu of any other severance payments which you are entitled to receive under any other severance pay plan or arrangement sponsored by the Company or any of its subsidiaries.

(2)  Timing of Payment.  Subject to Section 3(b), the Company shall pay the amounts due to you under this Section 3(a)(i) on the 60th day following the Date of Termination, provided that you execute, and do not revoke, a Release Agreement in the form attached as Exhibit A hereto.

(ii)                                  Benefit Continuation.  Subject to your compliance with the non-solicitation and confidentiality provisions described in Section 6, you and your eligible dependents shall continue to be eligible to participate during the Benefit Continuation Period (as hereinafter defined) in the medical, dental, health, life and other welfare benefit plans and arrangements applicable to you immediately prior to your termination of employment on the same terms and conditions in effect for you and your dependents immediately prior to such termination; provided that the provision of such benefits in each calendar year during the Benefit Continuation Period does not affect the provision of such benefits in any other calendar year during the Benefit Continuation Period.  For purposes of the previous sentence, “Benefit Continuation Period” means the period beginning on the Date of Termination and ending on the earlier to occur of (i) the third anniversary of the Date of Termination and (ii) the date that you and your dependents are eligible for coverage under the plans of a subsequent employer which provide substantially equivalent or greater benefits to you and your dependents.  The right to participate in the benefit plans under this Section 3(a)(ii) is not subject to liquidation or exchange for any other benefit;

(iii)                               Legal Fees and Expenses.  The Company shall also pay you in cash all legal fees and expenses, if any, incurred by you in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement if such expenses are incurred on or prior to the December 31 of the second calendar year following the calendar year in which the Date of Termination occurs, such payment(s) to be made on or before the December 31 of the third calendar year following the calendar year(s) in which the Date of Termination occurs; provided, however, that the amount of the payments and reimbursements under this Section 3(a)(iii) shall not exceed $100,000; and provided, further, that no such legal fees or expenses shall be reimbursed if it is determined by the applicable arbitral panel or other tribunal that your claim is entirely without merit.  Furthermore, nothing shall prohibit the arbitral panel or other tribunal from awarding legal fees in excess of $100,000 if, in the interests of fairness and equity, the arbitral panel or other tribunal deems such award appropriate.  The right to receive payments and reimbursements under this Section 3(a)(iii) is not subject to liquidation or exchange for any other benefit.

(b)                                 Specified Employee.  Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” as hereinafter defined at the time of the Date of Termination, any and all amounts payable in connection with your termination of employment (including amounts payable under this Section 3) that constitute deferred compensation subject to Section 409A of the Code, as determined by the Executive Compensation and Human Resources Committee (the “Committee”) in its sole discretion, and that would (but for this sentence) be payable within six months following the Date of Termination, shall instead be paid on the date that follows the Date of Termination by six months and one day (the “Specified Employee Payment Date”).  The provision of benefits pursuant to Section 3(a)(ii) that constitute deferred compensation under Section 409A of the Code will not be provided in-kind during the first six months following the Date of Termination, but rather will be continued by your payment of any applicable premiums for which you will be reimbursed on the Specified Employee Payment Date.  The provision of in-kind benefits will commence on the Specified Employee Payment Date in accordance with Section 3(a)(ii).  For purposes of this Agreement, the term “specified employee” means an individual who is determined by the Committee to be a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code.  The Committee may, but need not, elect in writing, subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status.  Any such written election shall be deemed part of this Agreement.

(c)                                  No Mitigation.  You shall not be required to mitigate the amount of any payment or benefit provided for in this Section 3 by seeking other employment or otherwise.

(d)                                 Reduction of Severance Payments if Reduction Would Result in Greater After-Tax Amount.  Notwithstanding anything herein to the contrary, in the event that you receive any payments or distributions, whether payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitute “parachute payments” within the meaning of Section 280G of the Code, and the net after-tax amount of the parachute payment, including any applicable excise taxes under Section 4999 of the Code,  is less than the net after-tax amount if your aggregate payment were three times your “base amount” (as defined in Section 280G(b)(3) of the Code) less $1.00, then the Severance Payments shall be sufficiently reduced to ensure that the aggregate value of the amounts constituting the parachute payment will equal three times your base amount, less $1.00.  The determinations to be made with respect to this Section 3(d) shall be made by an Accounting Firm.

4.                                      Equity Incentive Awards.

(a)                                 Options. All outstanding options granted to you under the Company’s equity incentive plans shall vest and become exercisable if your employment is terminated without Cause or you resign your employment for Good Reason during the Covered Period; provided, however, that if the surviving or acquiring entity does not provide for the substitution or assumption of the outstanding options, your outstanding options shall immediately become exercisable upon a Change in Control.  If no such termination or resignation occurs during the Covered Period and the outstanding options are substituted or assumed, your outstanding options shall continue to vest pursuant to the terms of the Company’s equity incentive plans or applicable award agreement.

(b)                                 Restricted Stock and Deferred Stock Unit Awards.  All restricted stock and deferred stock unit awards granted to you under the Company’s equity incentive plans shall become free from restriction if your employment is terminated without Cause or you resign your employment for Good Reason during the Covered Period; provided, however, that if the surviving or acquiring entity does not provide for the substitution or assumption of outstanding restricted stock or deferred stock unit awards, your outstanding restricted stock and deferred stock unit awards shall immediately become free from restriction upon a Change in Control.  If no such termination or resignation occurs during the Covered Period and the outstanding restricted stock or deferred stock unit awards are substituted or assumed, your restricted stock and deferred stock unit awards shall continue to vest in accordance with the terms of the Company’s equity incentive plans or applicable award agreement.

5.              Successors; Binding Agreement.

(a)                                 Assumption By Successor.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you had terminated your employment for Good Reason following a Change in

Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.  As used in this Agreement, “the Company” shall mean the Company as hereinbefore defined and any successor to its business or assets which assumes and agrees to perform this Agreement by operation of law, by agreement or otherwise.

(b)                                 Enforceability By Beneficiaries.  This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

6.                                      Nonsolicitation; Confidentiality.

(a)                                 Nonsolicitation.  For two years following your Date of Termination, you shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant, independent contractor or agent of any person, partnership, corporation or other business organization or entity other than the Company:  (i) solicit or endeavor to entice away from the Company or any of its affiliates or subsidiaries, any person or entity who is, or, during the then most recent 12-month period, was, employed by, or had served as an agent or key consultant of, the Company or any of its subsidiaries, or (ii) solicit or endeavor to entice away from the Company or any of its subsidiaries any person or entity who is, or was within the then most recent 12-month period, a customer or client (or reasonably anticipated (to your general knowledge or the public’s general knowledge) to become a customer or client) of the Company or any of its subsidiaries.

(b)                                 Confidentiality.  On and after the date of this Agreement, you will not, except in the performance of your obligations to the Company hereunder or as may otherwise be approved in advance by the Board, directly or indirectly, disclose or use (except for the direct benefit of the Company) any confidential information that you may learn or have learned by reason of your association with the Company, any customer or client of the Company or any of their respective subsidiaries and affiliates.  The term “confidential information” includes all data, analyses, reports, interpretations, forecasts, documents and information in any form concerning or otherwise reflecting information and concerning the Company and its affairs, including, without limitation, with respect to clients, products, policies, procedures, methodologies, trade secrets and other intellectual property, systems, personnel, confidential reports, technical information, financial information, business transactions, business plans, prospects or opportunities, but shall exclude any portion of such information that (i) was acquired by you prior to your employment by, or other association with, the Company or any affiliated or predecessor entity, (ii) is or becomes generally available to the public or is generally known in the industry or industries in which the Company or any customer or client of the Company operates, in each case other than as a result of disclosure by you in violation of this Section 6 or (iii) you are required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law.  As used in this Section 6, an “affiliate” of a person or entity is a person or entity in control of, controlled by, or in common control with, such first person or entity.

7.                                      Definitions.  For purposes of this Agreement, the following capitalized words shall have the meanings set forth below:

“Accounting Firm” shall mean the then-current independent registered public accounting firm of the Company or, if such firm is unable or unwilling to perform such calculations, such other national registered public accounting firm as shall be designated by agreement between you and the Company.

“Cause” shall mean the willful engaging by you in criminal or fraudulent acts or gross misconduct that is demonstrably and materially injurious to the Company, monetarily or otherwise.  No act or failure to act on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.  Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in the first sentence of this subsection and specifying the particulars thereof in detail.

“Change in Control” shall mean the happening of any of the following:

(a)                                 The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”); provided, however, that any acquisition by (x) any non-corporate shareholder of the Company who owned 10% or more of the Outstanding Company Common Stock as of the effective date of the initial registration of an offering of Stock under the Securities Act of 1933, (y) the Company or any of its affiliates or subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (z) any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to  such acquisition, of the Outstanding Common Stock and Company Voting Securities, as the case may be, shall not constitute a Change in Control of the Company; or

(b)                                 Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to such effective date whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(c)                                  Consummation of a reorganization, merger, consolidation or similar transaction involving the Company (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such Business Combination do not own beneficially, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Company Voting Securities, as the case may be; or

(d)                                 A complete liquidation or dissolution of the Company or a sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directions is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.

Notwithstanding the foregoing, with respect to any amounts payable under this Agreement that are subject to Section 409A of the Code where the payment is to be accelerated in connection with the Change in Control, no event(s) set forth above shall constitute a Change in Control for purposes of the Agreement unless such event(s) also constitutes a “change in the ownership”, “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company as defined under Section 409A of the Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor provisions thereto.

“Date of Termination” shall be the date on which you experience a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company upon the termination of your employment by the Company without Cause or by you for Good Reason.  Such Date of Termination shall be the date specified in the Notice of Termination (which, in the case of a termination by the Company without Cause shall not be less than 30 days, and in the case of a resignation by you for Good Reason shall not be less than 30 nor more than 60 days from the date such Notice of Termination is given); provided, that if within 30 days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected); provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.  Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given, continue you as a participant in all compensation, benefit, and insurance plans and perquisites in which you were participating when the notice giving rise to the dispute was given and the Company will not require that you provide any services to the Company, until the dispute is finally resolved in accordance with this Subsection.  Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

“Good Reason” shall mean, without your express written consent, any of the following:

(a)           The assignment to you of any duties inconsistent with your status as an executive officer of the Company or an adverse alteration in the nature or status of your duties, responsibilities, authorities, reporting relationships or titles from those in effect immediately prior to the Change in Control;

(b)           A reduction by the Company in your annual base salary as in effect on the date hereof or as the same may be increased from time to time; a failure by the Company to increase your salary at a rate commensurate with that of other key executives of the Company; a reduction in your annual bonus (expressed as a percentage of base salary) below the target in effect for you immediately prior to the Change in Control; or any adverse change in your long-term incentive opportunities in comparison to those in effect prior to the Change in Control;

(c)           The relocation of your principal place of work to any location (other than the Company’s main headquarters) that is more than 50 miles from your principal place of work on the date of the Change in Control (except for required travel on the Company’s business to an extent substantially consistent with your customary business travel obligations in the ordinary course of business prior to the Change in Control), or in the event you consent to any such relocation, the Company’s failure to provide you with all of the benefits of the Company’s relocation policy as in operation immediately prior to the Change in Control;

(d)           The failure by the Company to continue in effect any compensation plan, including, but not limited to, incentive or deferred compensation plans, in which you participate or the failure by the Company to continue your participation therein on at least as favorable a basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control;

(e)           The failure by the Company to continue to provide you with benefits at least as favorable as those enjoyed by you under any of the Company’s retirement, life insurance, medical, health and accident, disability or savings plans in which you were participating at the time of the Change in Control; the taking of any action by the Company that would directly or indirectly reduce any of such benefits or deprive you of any perquisite enjoyed by you at the time of the Change in Control including without limitation, the use of a car, secretary, office space, telephones, expense reimbursement and club dues; or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control;

(f)            The failure of the Company to pay you any amounts of salary, bonus, benefits or expense reimbursement then owed to you or the failure of the Company to adhere to its payroll and other compensation schedules in place just prior to the Change in Control, including, but not limited to, the failure to pay any installment of deferred compensation under any deferred compensation plan or program of the Company, within seven (7)

days of the date the compensation is due;

(g)           The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof or, if the business of the Company for which your services are principally performed is sold at any time after a Change in Control, the purchaser of such business shall fail to agree to provide you with the same or a comparable position, duties, compensation and benefits (as described in subsections (d) and (e) above) as provided to you by the Company immediately prior to the Change in Control; or

(h)           Any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 2 (and, if applicable, the requirements set out in the definition of “Cause” above); for purposes of this Agreement, no such purported termination shall be effective.

Your right to terminate your employment for Good Reason will not be affected by your incapacity due to physical or mental illness.  Your continued employment will not constitute a waiver of rights with respect to any act or failure to act that constitutes Good Reason.

“Payment” means (i) any amount due or paid to you under this Agreement, (ii) any amount that is due or paid to you under any plan, program or arrangement of the Company and its subsidiaries, and (iii) any amount or benefit that is due or payable to you under this Agreement or under any plan, program or arrangement of the Company and its subsidiaries not otherwise covered under clause (i) or (ii) hereof which must reasonably be taken into account under Section 280G of the Code and the Regulations in determining the amount of the “parachute payments” received by you, including, without limitation, any amounts which must be taken into account under the Code and Regulations as a result of (x) the acceleration of the vesting of Options, restricted stock or other equity awards, (y) the acceleration of the time at which any payment or benefit is receivable by you or (z) any contingent severance or other amounts that are payable to you.

“Regulations” shall mean the proposed, temporary and final regulations under Section 280G of the Code or any successor provision thereto.

“Taxes” shall mean the federal, state and local income taxes to which you are subject at the time of determination, calculated on the basis of the highest marginal rates then in effect, plus any additional payroll or withholding taxes to which you are then subject.

8.             Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to, the Chief Executive Officer or the General Counsel, Boston Scientific Corporation, One Boston Scientific Place, Natick, MA 01760-1537, or to you at the address set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

9.             Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

10.          Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.          Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12.          Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.  You shall be entitled to legal fees and expenses relating to an arbitration in accordance with the terms of Section 3(a)(iii) of this Agreement.

13.          No Contract of Employment.  Nothing in this Agreement shall be construed as giving you any right to be retained in the employ of the Company.

14.          Headings.  The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

BOSTON SCIENTIFIC CORPORATION

By
Michael F. Mahoney	Date
President and Chief Executive Officer

The foregoing is accepted and agreed to.

[INSERT NAME]	Date

EXHIBIT A

RELEASE AGREEMENT

I am a party to an agreement with Boston Scientific Corporation (the “Company”), dated entitled Change in Control Agreement (the “Change in Control Agreement”).  I acknowledge that this is the Release Agreement required by the Company pursuant to Section 3(a)(i)(2) of the Change in Control Agreement as a condition of my eligibility for the Severance Payment (as defined in the Change in Control Agreement) (the “Consideration”).

1.             Release of Claims.  In consideration of and in exchange for the commitment of the Company to provide the Consideration, I, for myself, my heirs, administrators, executors and assigns agree to release and forever discharge the Company and its subsidiaries, affiliated companies, successors and assigns, and the current and former employees, officers, directors, shareholders (but only in their capacity as shareholders of the Company) and agents of each of the foregoing (the “Released Parties”), from any and all claims, agreements, obligations, injuries, damages, causes of action, debts or liabilities (together “Claims”), including, without limitation,  Claims under the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and any other federal, state, local or foreign law, that I may have, may have ever had or may possess in the future, whether known or unknown, against any of the Released Parties, arising out of (i) my employent relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that I do not release, discharge, or waive any rights to payments and benefits under the Change in Control Agreement that are contingent upon my execution of this Release Agreement.

2.             Consideration of Release Agreement.  I understand that I have had the opportunity, in accordance with ADEA, if I so desired, to take up to twenty-one (21) days to consider this Release Agreement.  I agree that any modifications, material or otherwise, made to this Release Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period.  I further acknowledge that I have been advised to consult with an attorney prior to executing this Release Agreement.

3.             Revocation Period.  I understand that, in accordance with ADEA, I will have seven (7) days following my signing of this Release Agreement in which to revoke this Release Agreement by a written notice to be received by the Company’s Executive Vice President, Secretary and General Counsel no later than the end of such seven-day period.  I understand that this Release Agreement shall not become effective until the revocation period has expired.

4.             Receipt of Payment.  I acknowledge that I have received payment for all salary, vacation pay and other compensation due to me based on my employment with the Company to and including the most recent regular payroll date of the Company preceding the date of my signing the Release Agreement.

5.             No Admission.  I understand and agree that this Release Agreement is not to be construed as an admission of liability by the Released Parties.

6.             Miscellaneous Provisions.  I agree that this Release Agreement shall be subject to Sections 8, 9, 10, 11, 12 and 14 of the Change in Control Agreement.

7.             Full Review of Release Agreement.  My signature below confirms that I have carefully read and reviewed this Release Agreement.  I fully understand all of its terms and conditions and have not relied upon any other representation by the Company or the employees or agents of the Company concerning the terms of this Release Agreement.  I execute and deliver this Release Agreement freely and voluntarily.

UNDERSTOOD, ACCEPTED AND AGREED

Name: [INSERT NAME]
Date: